PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 23, 2003)
FILED PURSUANT TO RULE 424(b)(3) and (c)
REGISTRATION NO. 333-106504

$300,000,000

THE WILLIAMS COMPANIES, INC.

5.50% JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2033

AND THE COMMON SHARES ISSUABLE UPON CONVERSION
OF THE CONVERTIBLE DEBENTURES

        This prospectus supplement relates to the resale by the holders of 5.50% Junior Subordinated Convertible Debentures due 2033 of The Williams Companies, Inc. and the shares of common stock issuable upon the conversion of the convertible debentures.

      This prospectus supplement should be read in conjunction with the prospectus dated July 23, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the convertible debentures are set forth in the prospectus.

      The information in the table appearing under the heading “Selling Securityholders” in the prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling securityholder listed below on or before February 3, 2005:

	Principal Amount	Number of	Percent of Shares
	of Convertible	Shares of	of Common Stock
Name	Debentures(1)	Common Stock	Outstanding(2)

	(in $)
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	1,455,000	133,589	*
Argent Classic Convertible Arbitrage Fund LP	336,800	30,923	*
Argent Classic Convertible Arbitrage Fund II LP	143,200	13,148	*
Argent LowLev Convertible Arbitrage Fund II, LLC	30,500	2,800	*
Argent LowLev Convertible Arbitrage Fund Ltd.	1,765,000	162,052	*
DBAG London	13,750,000	1,262,443	*
Lyxor Master Fund Ref: Argent/ LowLev CB c/o Argent	282,000	25,892	*
Xavex Convertible Arbitrage 2 Fund	29,000	2,663	*
Putnam High Income Bond Fund	799,500	73,405	*

(1)	Represents the aggregate principal dollar amount of convertible debentures at issuance.

(2)	Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using 552,521,158 common shares outstanding as of February 1, 2005. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s convertible debentures while assuming that no other holder of convertible debentures converted.

*	Represents less than 1.0% of the outstanding common stock.

       INVESTING IN THE CONVERTIBLE DEBENTURES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 3, 2005